Exhibit 99.1

Sonic Foundry Reports First Quarter Fiscal 2014 Results

MADISON, Wis.--(BUSINESS WIRE)--February 6, 2014--Sonic Foundry, Inc. (NASDAQ: SOFO), the trusted market leader for video management and academic, enterprise and event webcasting, today announced financial results for its fiscal 2014 first quarter ended December 31, 2013.

GAAP results include:

  Revenues of $7.2 million, up 10 percent from the first quarter of fiscal 2013
  Product and other revenue of $2.9 million for both fiscal first quarters
  Services revenue of $4.3 million, up 19 percent from $3.6 million in the first quarter of fiscal 2013
    Support and maintenance revenue of $2.1 million, an increase of 8 percent over the first quarter of fiscal 2013
    Event services and hosting revenue of $2.2 million, an increase of 31 percent over the first quarter of fiscal 2013
  Unearned revenue balance of $7.0 million, down from $7.1 million at September 30, 2013
  GAAP net loss of $(690) thousand, including $450 thousand of acquisition transaction costs, or $(0.17) per basic share, compared to net loss of $(139) thousand or $(0.04) per basic share in the fiscal first quarter of 2013
  Gross margin of $5.4 million or 75 percent compared to $4.9 million or 74 percent for the fiscal first quarter of 2013
  Cash balance of $3.1 million at December 31, 2013

Non-GAAP results include:

  Billings of $7.1 million, an increase of 3 percent over the first quarter of fiscal 2013
  Product and other billings of $3.0 million, up 3 percent from the first quarter of fiscal 2013
  Services billings of $4.1 million, an increase of 3 percent over the first quarter of fiscal 2013
    Support and maintenance billings of $1.9 million, a decrease of 12 percent over the first quarter of fiscal 2013
    Event services and hosting billings of $2.2 million, an increase of 19 percent over the first quarter of fiscal 2013
  Non-GAAP net income of $275 thousand or $0.07 per basic share compared to non-GAAP net income of $685 thousand or $0.18 per basic share in the first quarter of fiscal 2013

Non-GAAP net income primarily excludes all non-cash related expenses of stock compensation, depreciation, acquisition costs, amortization, provision for income taxes and includes the cash impact of billings not recognized as revenue. Reconciliation between GAAP and non-GAAP results is provided at the end of this press release.

At December 31, 2013, $7.0 million of revenue was deferred, of which the company expects to realize approximately $2.5 million in the quarter ending March 31, 2014. Revenue from service contracts is recognized over the life of the contract. Services revenue includes Mediasite customer support contracts as well as training, installation, rental, event and content hosting services.

During the first quarter of this fiscal year, 81 percent of billings were to existing customers, compared to 82 percent in first quarter fiscal 2013, with 50 percent to education customers and 40 percent to corporate. International product and service billings accounted for 28 percent of overall billings, compared to 30 percent in the first quarter of fiscal 2013.

We completed the acquisition of Media Mission Holding B.V. on December 16, 2013 for €1.1 million ($1.5 million) consisting of €330,000 ($458,000) cash, €495,000 ($680,000) subordinated note payable over three years (interest rate of 6.5%) and €275,000 ($373,000) in shares of Sonic Foundry stock. Media Mission contributed revenue of $90 thousand and net income of $43 thousand for the two week period following close of the transaction.

The acquisition of Mediasite K.K. (“MSKK”) was complete effective January 14, 2014 and therefore had no impact, other than transaction costs, on the quarter ended December 31, 2013. Prior to completion of the acquisition of MSKK, the Company owned a minority interest of approximately 26% of MSKK. Generally Accepted Accounting Principles require that the initial investment of an acquired company be valued at the same amount as the value when control was achieved. As a result, Q2 2014 results will include a substantial non-cash gain of approximately $1.3 million in addition to the impact of the acquisition and results of their operations from January 14, 2014 through March 31, 2014.

Sonic Foundry announced in a separate press release today that University of Leeds, one of the world’s top 100 universities according to QS World University Rankings, has selected Mediasite for two strategic projects; lecture capture and enterprise video content management. Deployment of the projects is anticipated to begin in fiscal Q2, and is expected to exceed $1 million in billings in fiscal 2014.

“We’re pleased with the growth trends we’re seeing in our business, particularly in the international segment. Significant customer commitments such as that from University of Leeds are a validation of our global strategy and puts us one step closer to delivering on our revenue objectives. With other large deals moving forward, including several international deals that we’re confident we’ll win, we remain committed to our long-term strategies to build fundamental value to investors while delivering excellent products to our customers,” said Gary Weis, Chief Executive Officer of Sonic Foundry.

The Company is reiterating the fiscal 2014 guidance provided earlier of $39 million of billings for its core business but is making an upward revision to the range of guidance provided for large transactions. The Company had said it expected between $300 thousand and $2.0 million from large transactions in fiscal 2014. As a result of success with University of Leeds, the Company is revising that guidance to between $1.0 million and $2.0 million. Likewise the Company is increasing the guidance provided of pre-tax income as a percentage of revenue from 4-5% to 7-9%.

Sonic Foundry will host a corporate webcast today for analysts and investors to discuss its fiscal 2014 first quarter results at 3:30 p.m. CT / 4:30 p.m. ET. It will use its patented rich media communications system, Mediasite, to webcast the presentation for both live and on-demand viewing. To access the presentation, register at www.sonicfoundry.com/earnings. An archive of the webcast will be available for 90 days.

EXPLANATION OF NON-GAAP MEASURES

To supplement our financial results presented on a GAAP basis, we use a measure of non-GAAP net income or loss in our financial presentation, which excludes certain non-cash costs and includes certain cash billings not recognized as revenue for GAAP purposes. Our non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Management also believes that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. Our non-GAAP financial measures reflect adjustments based on the following items:

  Billings not recorded as revenue: We have included the cash effect of billings not recorded as revenue, which are deferred for GAAP purposes, in arriving at non-GAAP net income or loss. Our services are typically billed and collected in advance of providing the service which requires minimal cost to perform in the future. Billings are a better indicator of customer activity and cash flow than revenue is, in management’s opinion, and is therefore used by management as a key operational indicator.
  Depreciation and amortization of intangible and other assets expenses: We have excluded the effect of depreciation and amortization of assets from our non-GAAP net income or loss. Depreciation and amortization of asset costs is a non-cash expense that includes the periodic write-off of tooling, product design and other assets that contributed to revenues earned during the periods presented and will contribute to future period revenues as well.
  Non-cash provision for income taxes: We have excluded the impact of the provision for income taxes from our non-GAAP net income or loss. The provision for income taxes is associated with the difference in treatment of goodwill which is not expensed for GAAP purposes but is amortized over a fifteen year life for Federal income tax purposes. The result is a non-cash expense and liability that will never be paid.
  Acquisition costs: We have excluded the effect of the acquisition costs related to the purchases of MediaMission B.V. and Mediasite KK. These acquisition costs are a one-time expense for the first quarter of fiscal year 2014 and we have excluded the effect of these acquisition costs from our non-GAAP net income for fiscal year 2014.
  Stock-based compensation expenses: We maintain an employee qualified stock option plan under which we grant options to acquire common stock to eligible employees. We also maintain an employee stock purchase plan under which common stock may be issued to eligible employees at a reduced price. Stock-based compensation expenses are recorded for these plans in accordance with FASB Accounting Standards Codification subtopic 718, Compensation-Stock Compensation. Stock-based compensation expense is a non-cash expense. As a result, we have excluded the effect of stock-based compensation expenses from our non-GAAP net income or loss.

About Sonic Foundry®, Inc.

Sonic Foundry (NASDAQ: SOFO) is the trusted market leader for enterprise webcasting solutions, providing video content management and distribution for education, business and government. Powered by the patented Mediasite webcasting platform and webcast services of Mediasite Events, the company empowers people to advance how they share knowledge online, using video webcasts to bridge time and distance, enhance learning outcomes and improve performance.

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Sonic Foundry's products, its ability to succeed in capturing significant revenues from media services and/or systems, the effect of new competitors in its market, integration of acquired business and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

Sonic Foundry, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except for share data)
(Unaudited)

	December 31,	September 30,
	2013	2013
Assets
Current assets:
Cash and cash equivalents	$3,097	$3,482
Accounts receivable, net of allowances of $90	6,817	6,885
Inventories	1,592	1,447
Prepaid expenses and other current assets	1,443	805
Total current assets	12,949	12,619
Property and equipment:
Leasehold improvements	852	852
Computer equipment	5,459	5,296
Furniture and fixtures	583	581
Total property and equipment	6,894	6,729
Less accumulated depreciation and amortization	3,744	3,449
Net property and equipment	3,150	3,280
Other assets:
Goodwill	7,576	7,576
Investment in Mediasite KK	408	385
Software development costs, net of amortization of $119 and $75	414	458
Excess purchase price of MediaMission over net assets acquired	1,293	─
Other intangibles, net of amortization of $140 and $135	10	15
Total assets	$25,800	$24,333

Liabilities and stockholders' equity
Current liabilities:
Revolving line of credit	$ ─	$ ─
Accounts payable	1,697	1,513
Accrued liabilities	2,143	1,204
Unearned revenue	6,143	6,470
Current portion of subordinated notes payable	229	─
Current portion of capital lease obligation	158	223
Current portion of notes payable to bank	600	634
Total current liabilities	10,970	10,044

Long-term portion of unearned revenue	842	648
Long-term portion of subordinated note payable	458	─
Long-term portion of capital lease obligation	160	149
Long-term portion of notes payable to bank	─	133
Leasehold improvement liability	423	445
Deferred tax liability	2,270	2,210
Total liabilities	15,123	13,629

Stockholders' equity:
Preferred stock, $.01 par value, authorized 500,000 shares; none issued	─	─
5% preferred stock, Series B, voting, cumulative, convertible, $.01 par value (liquidation preference at par), authorized 1,000,000 shares, none issued	─	─
Common stock, $.01 par value, authorized 10,000,000 shares; 4,042,066 and 3,999,634 shares issued and 4,029,350 and 3,986,918 shares outstanding	40	40
Additional paid-in capital	191,317	190,653
Accumulated deficit	(180,246)	(179,556)
Accumulated other comprehensive loss	(239)	(238)
Receivable for common stock issued	(26)	(26)
Treasury stock, at cost, 12,716 shares	(169)	(169)
Total stockholders' equity	10,677	10,704
Total liabilities and stockholders' equity	$25,800	$24,333

Sonic Foundry, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except for share and per share data)
(Unaudited)

	Three Month Ended December 30,
	2013	2012
Revenue:
Product	$2,812	$2,841
Services	4,316	3,640
Other	78	71
Total revenue	7,206	6,552

Cost of revenue:
Product	1,353	1,314
Services	457	371
Total cost of revenue	1,810	1,685
Gross margin	5,396	4,867

Operating expenses:
Selling and marketing	3,376	3,007
General and administrative	960	815
Product development	1,236	1,176
Acquisition costs	450	-
Total operating expenses	6,022	4,998
Loss from operations	(626)	(131)

Equity in earnings from investment in Mediasite KK	23	78
Other expenses, net	(17)	(26)
Loss before income taxes	(620)	(79)
Provision for income taxes	(70)	(60)

Net loss	$(690)	$(139)

Loss per common share:
Basic net loss per common share	$(0.17)	$(0.04)
Diluted net loss per common share	$(0.17)	$(0.04)

Weighted average common shares
– Basic	3,995,321	3,897,880
– Diluted	3,995,321	3,897,880

Non-GAAP Consolidated Statements of Operations
(in thousands, except for per share data)

	Fiscal Quarter Ended			Fiscal Quarter Ended
	December 31, 2013			December 31, 2012

	GAAP	Adj(1)	Non-GAAP	GAAP	Adj(1)	Non-GAAP

Revenues	$7,206	$(133)	$7,073	$6,552	$323	$6,875
Cost of revenue	1,810	-	1,810	1,685	-	1,685
Total operating expenses	6,022	(1,028)	4,994	4,998	(441)	4,557

Income (loss) from operations	(626)	895	269	(131)	764	633

Equity investment in earnings from Mediasite KK	23	-	23	78	-	78
Other expense, net	(17)	-	(17)	(26)	-	(26)
Provision for income taxes	(70)	70	-	(60)	60	-
Net income (loss)	$(690)	$965	$275	$(139)	$824	$685
Basic and diluted net income per common share	$(0.17)	$0.24	$0.07	$(0.04)	$0.21	$0.18

(1)Adjustments consist of the following:

Billings		$(133)			$323
Depreciation and amortization		301			258
Non-cash tax provision		70			60
Stock-based compensation(2)		277			183
Transaction Costs		450			-
Total non-GAAP adjustments		$965			$824

(2) Stock-based compensation is included in the following GAAP operating expenses:

Selling and marketing		$182			$118
General and administrative		17			10
Product development		78			55

Total stock-based compensation		$277			$183

CONTACT:
Sonic Foundry, Inc.
Tammy Jackson, 608.770.9052
For investor inquiries: investor@sonicfoundry.com
or
For media relations: tammy@sonicfoundry.com